UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/03/2007

Tanox, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-30231

Delaware	76-0196733
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10301 Stella Link
Houston, Texas 77025
(Address of principal executive offices, including zip code)

713-578-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 7.01.    Regulation FD Disclosure

On November 9, 2006, we announced that we had entered into a merger agreement with Genentech, Inc. providing for our acquisition by Genentech. On January 29, 2007, we and Genentech announced that we had received a Request for Additional Information and Documentary Materials, commonly referred to as a "second request," from the U.S. Federal Trade Commission ("FTC") in connection with the proposed acquisition. The second request extends the waiting period imposed by the Hart-Scott-Rodino Improvements Act of 1976 (the "HSR Act"). We continue to work with the FTC on the second request and now expect the transaction to be completed within the third quarter of 2007, subject to termination of the waiting period under the HSR Act and the satisfaction of other customary closing conditions, including the absence of any material adverse effect having occurred in respect of Tanox

This report contains forward-looking statements regarding our expectation regarding the closing of the acquisition and receipt of regulatory clearance. Actual results could differ materially. Among other things, the transaction and its timing and the receipt of regulatory clearance could be affected or prevented by failure of certain closing conditions to occur and FTC and other regulatory actions or delays. Please refer to our reports filed with the Securities and Exchange Commission. These reports contain and identify important factors that could cause actual results to differ materially from those contained in our forward-looking statements.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tanox, Inc.

Date: May 03, 2007	By:	/s/ Gregory Guidroz
Gregory Guidroz
Vice President, Finance